Exhibit 10.15

July 15, 2016

Mr. Tim Cunningham

Dear Tim:

This is to formally offer you the position of Chief Financial Officer at Organogenesis Inc. (the “Company”). This position reports to Gary S. Gillheeney, Sr., President and Chief Executive Officer. Your start date is to be determined.

1. Salary. You will receive a bi-weekly salary of $10,576.92, which is $275,000 on an annualized basis and will be subject to an annual review based on merit. This is a salaried, exempt position.

2. Short-Term Incentive. You will be eligible for a target management bonus of up to 35% of your annual base salary based on mutually agreed upon goals. This bonus is based upon calendar year performance. Any bonus in respect of 2016 will be pro-rated to reflect that you worked a partial year.

3. Fringe Benefits. You will be eligible to participate in all of our benefit programs. These include the following: Medical, Dental, Vision, Life and AD&D, Short and Long-term Disability, Tuition Reimbursement, Employee Assistance Plan and others that will be reviewed on your first day. You may participate in the 401(k) Savings Plan the first of the next calendar quarter. You will also be eligible for four (4) weeks’ paid vacation per year.

4. Severance Pay. In the event the Company terminates your employment without Cause (as defined herein) or if you resign for Good Reason (as defined herein), the Company agrees to provide you with six (6) months of Severance Pay beginning on the next regular payday following the eighth day after your execution of our standard Separation Agreement, which contains among other terms a release of claims. The Company also agrees to pay 50% of your annual target bonus and to pay during such six month period the share of the premiums for continuation of medical and dental benefits under COBRA that are paid by the Company for executive-level employees who receive the same type of medical and dental coverage.

5. Stock Options. Subject to the approval of the Board of Directors of the Company, the Company will grant you stock options to purchase common stock of the Company equivalent to

150 Dan Road • Canton, MA 02021 • www.organogenesis.com • 1-888-HEAL-2DAY

0.8% of the “fully-diluted” shares of the Company at a price per share equal to the fair market value of the common stock at the time of Board approval as determined in good faith by the Board and with reference to the currently ongoing third-party valuation of its common stock. “Fully-diluted” means all outstanding shares of common stock of the Company and all vested options to purchase common stock of the Company. The options will vest over five years from the start date of your employment (1/5th vesting on each anniversary of your employment start date so that the option is fully vested on the fifth anniversary of your employment start date). In the event there is a Change in Control (as defined herein) 50% of your remaining unvested options shall accelerate and immediately vest. Exercise and other rights and procedures are set forth in the attached Organogenesis Inc. Stock Incentive Plan.

6. Definitions. The following terms shall have the following meanings as used in this letter.

“Cause” means (a) gross negligence in the performance of assigned duties; (b) refusal to perform or discharge the duties or responsibilities assigned by the Chief Executive Officer and/or Board of Directors, provided the same are not illegal and are consistent with the duties customarily associated with your position; (c) conviction of a felony; (d) willful or prolonged unexcused absence from work; (e) falseness of any material statement in any employment application with, or resume or other written communication to the Company; or (f) the material breach of your obligations under any agreement with the Company, including the Invention, Nondisclosure and Non-Competition Agreement, to the material detriment of the Company.

“Good Reason” means (a) a material diminution of the executive level responsibilities that you assumed at the time you commenced performing the duties of the position of Chief Financial Officer; (b) a change in your title; (c) a change in reporting structure such that you no longer report to the President or Chief Executive Officer; (d) a move of 50 miles or more of the office at which you report; (e) a reduction in the rate of your base salary, or failure by the Company to pay other material compensation due and payable to you in connection with your employment; or (f) a material breach by the Company of this letter or any employee benefit plan which materially and adversely affects you.

“Change of Control” means (a) the closing of the sale of all or substantially all of the Company’s assets as an entirety; (b) the merger or consolidation of the Company with or into another entity or the merger or consolidation of another entity with or into the Company, in either case with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (c) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company’s outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock), is transferred to a single person or entity, or a “group” (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions. A Change of Control shall not be deemed to have occurred if the Company becomes subject to bankruptcy proceedings.

7. Invention, Non-Disclosure and Non-Competition Agreement. You will be required to execute and deliver to the Company its standard form of Invention, Non-Disclosure and Non-Competition Agreement, which contains provisions, relating to inventions, proprietary information and non-competition, which is appended hereto.

8. I-9. You will be required by the United States Citizenship and Immigration Services (CIS) to complete an I-9 form within three days of your hire. Please bring with you supporting identification to complete this requirement as outlined on the back of the attached INS form.

Our company adheres to the policy of employment-at-will, which means that the relationship between an individual and Organogenesis may be terminated with or without cause, by either party at any time for any reason subject to the continuing obligations set forth in any agreement between you and the Company. If the foregoing accurately sets forth our mutual understanding with respect to your employment with the Company, please indicate your acceptance by countersigning this letter and returning (by fax to 781-401-1265) to Human Resources by                       .

ACCEPTED:		Sincerely,

/s/ Timothy M. Cunningham	7/21/16	/s/ Houda E. Samaha
Signature	Date	Houda E. Samaha
Director of Human Resources

Enclosures

ORGANOGENESIS INC.

INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective on the date of the last signature below (the “Effective Date”) between ORGANOGENESIS INC. (“Company”), a Delaware corporation with its principal offices at 150 Dan Road, Canton, Massachusetts 02021 and (the “Employee”) of the “Company” (as such term is hereinafter defined).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and the promises and covenants contained herein, the parties hereby agree as follows:

1.              Definitions. For all purposes of this Agreement, the following phrases shall mean and include:

1.1.    “Company” means ORGANOGENESIS INC. and its future subsidiaries, licensees, joint-ventures and affiliates;

1.2.    “Subject Inventions” means any discovery, process, design, trademark, trade name, development, improvement, derivative, application, technique or invention, whether patentable or not, whether copyrightable or not, and whether reduced to practice or not, conceived or made by Employee, individually or jointly with others (whether on or off any of the Company’s premises or during or after normal working hours) and which directly or indirectly relates to the “Business of the Company” (as such phrase is hereinafter defined) or which results from is suggested by any work performed by any other employee of, or consultant to, the Company during the term of Employee’s association with the Company, including any period of time prior to the date of this Agreement, and;

1.3.    “Business of the Company” means the research, development, engineering work, technical and clinical feasibility investigations (conducted or contemplated), governmental approvals (obtained or applied for) and the products and services that may be manufactured, fabricated, packaged, sold, distributed, licensed, offered or contemplated to be offered for sale or license by the Company in the field of tissue regeneration related to the fields of wound repair and treatment, bio-surgery, and bio-aesthetics, including, but not limited to: (a) living dermal equivalents, living epidermal equivalents, living skin equivalents, wound coverings and wound management products; (b) living connective tissue constructs and biomaterial constructs for the repair and/or replacement of human organs and tissues; (c) injectable matrix compositions, injectable cell compositions, topical compositions containing cytokines, growth factors, and other cell-communication compounds; (d) natural and synthesized collagen compositions; (e) natural or reconstituted compositions or products that are derived or processed from native tissue sources; (f) cell culture media for culturing cells and living constructs; and, (g) cell-delivery constructs.

2.              Non-Competition.

2.1.    In consideration of the remuneration to be received by Employee from the Company, Employee agrees for the term of his or her association with the Company, he or she will devote best efforts and attention to the performance of his or her job, to use good judgment, to adhere to high ethical standards and to avoid situations that create an actual or potential business conflict between the employee’s own personal interest and the interest of Organogenesis, or between Organogenesis’s interests and those of another, including not accepting employment from, or providing services to, any person or entity other than Organogenesis.

2.2.    In consideration of the remuneration to be received by Employee from the Company, Employee agrees for the term of his or her association with the Company and a period of one (1) year thereafter, regardless of the reasons for termination thereof, with or without cause, he or she will not participate within the United States as an owner, stockholder, option holder, manager, agent, consultant, director, lender of money, guarantor, salesperson or employee of any other business, firm or corporation which is, or by the action of Employee would become, competitive with the Business of the Company nor attempt to interfere with or entice away any customer, licensee or employee or consultant of the Company. The foregoing shall not be construed to prohibit the Employee from (i) owning (as a result of open market purchases) one percent (1%) or less of any class of capital stock, bonds or debentures of a corporation regularly traded on a stock exchange or in the over-the-counter market; or (ii) so participating with respect to any separate regularly traded on a stock exchange or in the over-the-counter market; or (iii) so participating with respect to any separate division or subsidiary of any living tissue and organ equivalents business, firm or corporation which is competitive with the Business of the Company, so long as such division or subsidiary is not, and through the action of the Employee, does not become competitive with the Business of the Company.

2.3. Examples of businesses, firms or corporations, and their products, that are competitive with the Business of the Company include, but are not limited to:

2.3.1.            Acelity, or its acquired company Kinetic Concepts Inc. (also referred to as “KCI”, or its product “GraftJacket” and any derivatives and product line extensions thereof), or its acquired company LifeCell (or its products “AlloDerm” or “Strattice” and any derivatives and product line extensions thereof), or its acquired company Systagenix Wound Management;

2.3.2.            ACell, Inc. (or their products “Matristem” or “CyTal” or “MicroMatrix” and any derivatives and product line extensions thereof);

2.3.3.            Amniox Medical Inc. or their amniotic allograft products for wound treatment);

2.3.4.            Alliqua BioMedical, Inc. (or their product “Biovance” or wound care products);

2.3.5.            BSN Medical (or their wound care products);

2.3.6.            Integra LifeSciences Inc. (or their product “Integra Wound Matrix” or “PriMatrix” or “OmniGraft” and anyderivatives and product line extensions thereof);

2.3.7.            MiMedx Group, Inc. (or their product “EpiFix” and any derivatives and product line extensions thereof);

2.3.8.            MTF Wound Care (or their products “Amnioband” or “Allopatch” and any derivatives and product line extensions thereof);

2.3.9.            NuTech Medical (or their amniotic allograft products for wound treatment);

2.3.10.     Osiris Therapeutics, Inc (or their product “Grafix” and any derivatives and product line extensions thereof);

2.3.11.     Smith & Nephew Biotherapeutics (or their products “Oasis” or “Regranex” and any derivatives and product line extensions thereof); and,

2.3.12.     Soluble Systems LLC (or their product “Theraskin” and any derivatives and product line extensions thereof).

The above listing is not intended to be exhaustive and is subject to modification.

3.              Required Disclosure. Employee agrees promptly to communicate to the Company a full and complete written disclosure of any and all Subject Inventions.

4.              Prior Inventions. As a matter of record and if applicable, Employee shall attach hereto a schedule, with a brief summary, of all inventions, whether or not patented, which would or might otherwise be Subject Inventions except that they were conceived prior to the date of this Agreement and any previous association with the Company. Employee hereby represents and warrants that (a) any and all such inventions on such schedule, if any, were conceived prior to the date of this Agreement and any previous association with the Company, and (b) that there are no such prior inventions in which he or she has any rights or interest except as set forth on such schedule, if any.

5.              Assignment. Employee agrees to (a) assign and transfer to the Company or its designee, without any separate remuneration or compensation, his or her entire right, title and interest in and to all Subject Inventions, United States Food and Drug Administration approvals, and patent applications, priority rights under the International Convention for the Protection of Industrial Property, and United States and foreign patent rights with respect thereto (“Patent Rights”); and (b) at the Company’s expenses, perform all lawful acts, including giving testimony; execute and deliver all such instruments that may be necessary or proper to vest all such Subject Inventions and Patent Rights in the Company or such designee; and assist the Company or such designee in the prosecution or defense of any interferences which may be declared involved any of said Patent Rights.

6.              Unauthorized Disclosure. Without prior written approval or except in connection with his or her specifically assigned duties, Employee agrees not to disclose, publicly or privately, to anyone outside of the Company or use directly or indirectly for Employee’s own benefit, during the period of his or her association with the Company, or any time thereafter, any Subject Invention or any trade secret or confidential report or other confidential information, technical or engineering bill or materials, specification, drawing, protocol, process, procedure or data, method of production, scale up approach, software listing or binary code, investment or funding strategy, investor, prospect or customer list or employee compensation schedule (collectively, “Confidential Information”), relating to the Business of the Company of any of its prospects, customers, licensees or suppliers, regardless of how such Confidential Information was acquired or generated, until the same shall be published or otherwise made generally available to the public without restriction. All copies of any such Confidential Information whenever, however and wherever produced, shall be and remain the sole property of the Company and shall not be removed from the premises or custody of the Company without prior written approval from a duly authorized officer.

7.              Other Agreements. Employee hereby expressly warrants that he or she is not a party to any existing agreement that would prevent his or her entering into or fully performing this Agreement, and covenants not to enter into any such agreement during the term of his or her association with the Company without prior written approval.

8.              Special Provision. Employee expressly recognizes and agrees that the terms and conditions of this Agreement with respect to his or her obligations under Sections 2, 3, 4, 5, 6, and 7, including without limitation the scope and geographic range of his or her obligations, are reasonable and that he or she will not contest the same for any reason, whether or not any remuneration shall be paid to him or her following termination of engagement, employment or other relationship with the Company. Furthermore, Employee expressly recognizes that any breach of this Agreement by him or her is likely to result in irreparable injury to the Company and agrees that the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performance of this Agreement by him or her and to enjoin him or her from any activities in violation of this Agreement, and to obtain money damages for any breach of this Agreement. Notwithstanding the foregoing, in the event that any portion of this Agreement shall be determined by any court competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, Employee agrees that all other portions of this Agreement shall be enforceable with respect to the period of time, geographic area or range of activities as to which they are enforceable.

9.              Termination. Termination of Employee’s association with the Company for any reason or for no reason shall not in any way serve to relieve him or her from any of his or her obligations under any sections hereof except as expressly set forth herein.

10.       Successors and Assigns. This Agreement shall be binding upon Employee and his or her heirs, executors, successors, and assigns, and this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

11.       Governing Law. This Agreement shall be governed under and construed in accordance with the laws of the Commonwealth of Massachusetts.

12.       Notices. All notices, requests, demands and other communications required or permitted to be given if delivered personally or mailed certified or registered mail, return receipt requested, postage prepaid, to the addresses herein set forth unless another address shall hereafter be supplied in accordance herewith.

WITNESS the hands and seals of employee and a duly authorized representative of the Company, all as of the date first above written.

EXECUTED as an Agreement under seal.

ORGANOGENESIS INC.		EMPLOYEE

By:	/s/ Houda E. Samaha	By:	/s/ Timothy M. Cunningham

	Houda E. Samaha		Timothy M. Cunningham
	(please print name)		(please print name)

Title:	Dir. HR	Signed at:	WATERTOWN, MA
(city, state)

Date:	7-21-16	Date:	7/21/16